Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Coca-Cola North America
Ray Crockett
404.676.1070
rcrockett@na.ko.com

Caribou Coffee Company, Inc.
Garet Hayes
404.636.8200 ext. 125
ghayes@hopebeckham.com
Coca-Cola North America and Caribou Coffee
Launch New Premium RTD Coffee in U.S.
     ATLANTA, Nov. 30, 2006 – Coca-Cola North America (CCNA) and Caribou Coffee plan to launch a new line of premium ready-to-drink iced coffees in the U.S. next summer – the sixth new product initiative announced by CCNA in the fast-growing coffee, tea and indulgent beverage segments this year.
     Caribou Coffee is the second-largest specialty coffee company in the United States with 423 coffeehouses in 17 states and the District of Columbia. The ready-to-drink iced coffee launch with Coca-Cola North America is the third brand licensing arrangement for Caribou Coffee. Earlier this year, the company partnered with General Mills to launch a line of Caribou Coffee snack bars and with Kemps for a Caribou Coffee premium ice cream. “The new Caribou beverage is unlike any other iced coffee because Caribou knows that it’s the coffee inside that counts,” said Michael Coles, Caribou Coffee Chairman and CEO. “Our partnership with Coca-Cola North America will extend our great premium coffee taste experience into the ready-to-drink category and allow us to take advantage of CCNA’s world-class distribution system.”
     “Volume in the ready-to-drink coffee category has grown 17% in the last four years, and revenues are up 24%,” said J.A.M. “Sandy” Douglas, president, Coca-Cola North America. “Caribou’s expertise, involvement and focus in brewing the perfect coffee will allow us to create a wonderful ready-to-drink coffee.”
     Its partnership with Caribou is the latest in a flurry of recent CCNA innovations in the fast-growing coffee, tea and indulgent beverage segments. In August, CCNA launched a new line of premium indulgent beverages, Godiva Belgian Blends, in partnership with Godiva Chocolatier. Godiva Belgian Blends earned an appearance in InStyle magazine’s “What’s HOT Now” and a “two-bee” rating on US magazine’s “Buzzzz-o-meter.” Godiva initially launched in the Northeast U.S. and has now expanded into the Midwest and Southeast U.S., with volume double original expectations.
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CCNA, Caribou launch new premium RTD coffee — Page 2
     This summer’s reformulation and restaging of the popular Nestea ready-to-drink teas was followed by launch of the new Gold Peak RTD teas — offering the timeless flavor of classic, authentic iced tea. Nestea sales are up 18% June-Oct over the same period last year and Gold Peak is rapidly building availability in the Northeast and Central U.S., with strong repeat sales. Far Coast, a collection of premium brewed beverages, was launched in a special “concept store” in Toronto, ON, Canada in September and is currently being rolled out to other retail customers in the Greater Toronto Area. The category-creating Enviga beverage —which gently boosts the metabolism to burn calories — launched regionally earlier this month. Enviga already has generated national buzz and has been added to shelves in hundreds of outlets in the New York and Philadelphia markets.
     Current RTD coffee and tea products are marketed by CCNA with Beverage Partners Worldwide (BPW) – a joint venture between The Coca-Cola Company and Nestlé. Early this month, The Coca-Cola Company and Nestlé announced the refocus of BPW on black teas and Enviga – freeing both Coca-Cola and Nestlé to develop and market their own coffees and non-black tea beverages.
About Caribou Coffee
Caribou Coffee Company Inc. (NASDAQ: CBOU), founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest, company-owned, gourmet coffeehouse operator in the United States based on the number of coffeehouses. Caribou Coffee operates 423 coffeehouses, including eight licensed locations. Caribou Coffee’s coffeehouses are located in 17 states and the District of Columbia. Caribou Coffee offers its customers high-quality, gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service. For more information, visit the Caribou Coffee Web site at www.cariboucoffee.com.
About Coca-Cola North America
Coca-Cola North America is a unit of The Coca-Cola Company, the world’s largest beverage company. Along with Coca-Cola®, recognized as the world’s most valuable brand, the Company markets four of the world’s top five soft drink brands, including Diet Coke®, Fanta® and Sprite®, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees, sports and energy drinks. Through the world’s largest distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.3 billion servings each day. For more information about The Coca-Cola Company, please visit www.thecoca-colacompany.com.